EXHIBIT 10.9

FORM (FOR NON-EMPLOYEE DIRECTORS) OF

LYDALL, INC.

RESTRICTED SHARE AWARD AGREEMENT

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made between Lydall, Inc., a Delaware corporation (“Lydall”), and the recipient (the “Recipient”) with respect to an Award under Lydall’s 2012 Stock Incentive Plan (the “Plan”) pursuant to the award letter (the “Award Letter”), dated [_________], from Lydall to the Recipient. All capitalized terms used but not defined in this Agreement shall have the same meanings that have been ascribed to them in the Plan, unless the context clearly requires otherwise.

1. Grant of Restricted Shares. On the Date of Grant (as defined in the Award Letter), the Recipient has been granted the number of shares of Restricted Stock as set forth in the Award Letter (the “Restricted Shares”). The Restricted Shares are subject to the terms and conditions set forth in the Award Letter, this Agreement and the Plan. Unless otherwise provided in this Agreement or the Award Letter, all Restricted Shares covered by the Award shall be subject to the restrictions and conditions set forth in Section 5 below until such restrictions and conditions lapse and such Restricted Shares vest as set forth in the Award Letter. The period during which the Restricted Shares are subject to the restrictions and conditions of Section 5, as set forth in the Award Letter, is hereinafter referred to as the “Restriction Period.” By accepting this Agreement, Recipient understands that the Restricted Shares are subject to forfeiture unless the Recipient remains in service with the Company until the end of the applicable Restriction Period.

2. Acceptance of Award. The Recipient shall have no rights with respect to the Restricted Shares unless the Recipient accepts this Agreement by signing and delivering to Lydall a copy of this Agreement no later than the close of business on the date that is sixty (60) days after the Date of Grant. .

3. Ownership of Restricted Shares; No Rights to Dividends on Restricted Shares That Do Not Vest. As soon as practicable after the acceptance of the Award by the Recipient, Lydall will cause the Restricted Shares to be issued in book entry form in the name of the Recipient, whereupon they will be held for the benefit of the Recipient by Lydall’s administrative agent (the “Administrative Agent”) until the Restricted Shares vest or are forfeited in accordance with the terms and conditions of the Plan and this Agreement. Upon such issue, the Recipient shall be the holder of record of the Restricted Shares granted hereunder and will have, subject to the terms and conditions of the Plan and this Agreement, voting rights of a stockholder with respect to such Shares. Lydall shall retain custody of all Unvested Dividends made or declared with respect to the Restricted Shares, subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares, until such time, if ever, as the Restricted Shares shall vest.

4. Delivery of Vested Shares. Following the end of the Restriction Period, the Recipient shall be entitled to receive the applicable number of vested Shares according to the Award Letter, together with any Unvested Dividends relating thereto. All such vested Shares to which the Recipient is entitled, together with any Unvested Dividends, if any, relating thereto, shall be released or delivered, as applicable, to the Recipient as soon as reasonably practical after the end of the Restriction Period. Delivery of Shares will be made electronically via book entry to an account in the name of the Recipient. In connection therewith, the Recipient agrees to execute any documents reasonably requested by Lydall or the Administrative Agent.

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EXHIBIT 10.9

5. Forfeiture; Transfer Restrictions.

(a) If the Recipient’s service with the Company terminates for any reason whatsoever during the Restriction Period, then, effective upon the date of such termination, all of the non-vested Restricted Shares, as well as any Unvested Dividends relating thereto, shall be forfeited.

(b) Neither the Restricted Shares, nor the Recipient’s interest in any of the Restricted Shares or Unvested Dividends, may be encumbered, sold, assigned, transferred, pledged or otherwise disposed of at any time prior to the end of the Restriction Period. In the event any such action is taken, all of the Restricted Shares evidenced by this Agreement, as well as any Unvested Dividends relating thereto, shall thereupon automatically be forfeited, effective as of the date of such event.

(c) All forfeited Shares shall be delivered promptly to Lydall by the Administrative Agent, and Lydall shall direct the transfer agent and registrar of the Common Stock to make appropriate entries upon its or their records.

(d) The Plan Administrator shall make all determinations as to whether an event has occurred resulting in the forfeiture of Restricted Shares and any related Unvested Dividends, and all such determinations of the Plan Administrator shall be final and conclusive.

(e) The Restricted Shares shall be subject to the forfeiture and recoupment provisions of Section 10(a) of the Plan.

6. Taxation.

(a) The Recipient recognizes and agrees that there may be certain tax issues that affect the Recipient arising from the grant and/or vesting of the Restricted Shares and that the Recipient is solely responsible for payment of all federal, state and local taxes resulting therefrom. The Company expressly provides no tax advice to the Recipient and recommends that the Recipient seek personal tax advice. In general, the Recipient will have taxable income in any year during which Restricted Shares vest, in an amount equal to the number of Shares that vest multiplied by the fair market value of the Common Stock on the vesting date. This amount will be included in Recipient’s taxable income as reported by the Company on the applicable form.

(b) Any applicable tax withholding obligations associated with the vesting of the Restricted Shares must be satisfied in accordance with the Plan, prior to the delivery of vested Shares to the Recipient.

(c) Section 83(b) of the Code permits the Recipient to recognize income in the year in which the Restricted Shares are granted, rather than in the subsequent year in which they vest. This election must be filed with the Internal Revenue Service within 30 days of the Date of Grant. The Recipient is encouraged to discuss this alternative with his or her own tax advisor.

7. Changes in Capitalization. Neither this Agreement nor the grant of the Restricted Shares shall affect in any way the right or power of Lydall or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Lydall’s capital structure or its business, or any merger or consolidation of Lydall or any Lydall Affiliate, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Lydall or any Lydall Affiliate, or any sale or transfer of all or any part of Lydall’s assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

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EXHIBIT 10.9

8. Change in Control. Upon a Change in Control Event or other Reorganization Event, the Restricted Shares shall be subject to the terms of the Plan.

9. Plan Terms and Plan Administrator Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Plan Administrator may adopt for the administration of the Plan. It is expressly understood that the Plan Administrator is authorized to administer, construe and make, in its sole and absolute discretion, all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. This Agreement shall be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall control.

10. Miscellaneous

(a) Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless authorized by the Plan Administrator, and no amendment or modification of this Agreement may be made without Recipient’s consent except as permitted by Section 9(e) of the Plan.

(b) Notices. Except as otherwise provided herein, every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications to the Company shall be mailed to or delivered to Lydall’s Vice President, General Counsel and Secretary, with a copy to its Vice President of Human Resources, both at Lydall, Inc., One Colonial Road, P. O. Box 151, Manchester, Connecticut, 06045-0151, and all notices by the Company to the Recipient may be given to the Recipient personally or may be mailed to him or her at the last address designated for the Recipient on the records of the Company. For purposes of this section, the term “mailed” includes electronic delivery methods.

(c) Appointment of Agent. By accepting the Restricted Shares evidenced by this Agreement, the Recipient hereby irrevocably nominates, constitutes and appoints each of Lydall’s Vice President of Human Resources and the Administrative Agent as his or her agent and attorney-in-fact to take any and all actions and to execute any and all documents, in the name and on behalf of the Recipient, for any purpose necessary or convenient for the administration of the Plan and this Agreement. This power is intended as a power coupled with an interest and shall survive the Recipient’s death. In addition, it is intended as a durable power and shall survive the Recipient’s incapacity. Lydall has the right to change the appointed transfer agent or Administrative Agent from time to time.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware, and the Recipient agrees to the exclusive jurisdiction of Connecticut courts.

(e) Compliance with Laws. The issuance or delivery of Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. Lydall shall not be obligated to issue or deliver to Recipient any Shares pursuant to this Agreement if such issuance or delivery would violate any such requirements.

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EXHIBIT 10.9

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Company and the Recipient shall be enforceable to the fullest extent permitted by law.

11. Statute of Limitations. The Recipient hereby agrees that there shall be a one-year statute of limitations for the filing of any claim relating to this Agreement or the terms or conditions of the Restricted Shares. If such a claim is filed more than one year subsequent to the earlier of the date on which the vesting of the Restricted Shares is scheduled to occur or termination of the Recipient’s service, it shall be precluded by this provision, whether or not the claim has accrued at that time.

IN WITNESS WHEREOF, the undersigned officer of Lydall has executed this Agreement.

LYDALL, INC.

By:
Name: Dale G. Barnhart
Title: President and Chief Executive Officer

The undersigned Recipient hereby acknowledges receipt of the foregoing Restricted Stock Award Agreement and agrees to its terms and conditions.

\s\ Dale Barnhart
NAME

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